FORM 8-K

                       Securities and Exchange Commission

                             Washington, D.C. 20549


                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                        Date of Report: January 15, 1999


                       PREMIUM CIGARS INTERNATIONAL, LTD.
             (Exact name of registrant as specified in its charter)



    Arizona                         0-29414                    86-0846405
(State or other                 (Commission File              (IRS Employer
 Jurisdiction of                     Number)              Identification Number)
 Incorporation


15849 North 77th Street, Scottsdale, Arizona                      85260
(Address of Principal Executive Offices)                        (Zip Code)


       Registrant's Telephone Number, including area code: (602) 922-8887

ITEM 5. OTHER EVENTS

     TERMINATION OF AGREEMENT FOR CREDIT LINE. On January 6, 1999 PCI received a letter from Altres Financial rescinding its conditional approval of a $1 million line of credit. In November, PCI announced that it had reached an agreement in principle with Altres. PCI is pursuing other alternatives to obtain a line of credit or other funding for operations.

     POSSIBLE DE-LISTING FROM NASDAQ SMALL CAP. On January 12, 1999, PCI was informed by NASDAQ Listing Qualifications that the NASDAQ staff is recommending de-listing of PCI shares from the NASDAQ Small Cap Market. The NASDAQ staff acknowledges that PCI is in compliance with NASDAQ marketplace rules relating to minimum bid price requirements for continued NASDAQ Small Cap Market listing. However, because PCI shares have had closing bid prices of less than $1.00 since December 14, 1998, the NASDAQ staff is relying on its "broad discretionary authority" in its recommendation.

     PCI strongly believes that it meets all listing criteria of the NASDAQ Small Cap Market, and that it should maintain its listing. PCI will apply for a hearing to maintain listing on or before January 23, 1998. Any proposed de-listing will be stayed pending the hearing.

     CALIFORNIA PROPOSITION 65. PCI received correspondence from an attorney in California, alleging that PCI did not comply with certain notice requirements under a California regulation known as Proposition 65 and threatening a lawsuit against PCI. Additionally, PCI received a demand for indemnification from the Southland Corporation for costs and/or damages relating to a lawsuit filed by the same attorney against Southland for violation of Proposition 65.

     Proposition 65 is a California law which requires warning labels on products containing certain substances identified by the State of California as cancer-causing agents. PCI is currently negotiating to resolve this matter on behalf of itself and all of its customers.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Friday, January 15, 1999                    PREMIUM CIGARS INTERNATIONAL, LTD.



                                            By: /s/  John E. Greenwell
                                               ------------------------------
                                               John E. Greenwell, President